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                     September 22, 2022

       Behrooz Abdi
       Chief Executive Officer
       ACE Convergence Acquisition Corp.
       1013 Centre Road, Suite 403S
       Wilmington, DE 19805

                                                        Re: ACE Convergence
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 29,
2022
                                                            File No. 001-39406

       Dear Mr. Abdi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing